UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) May 30, 2007

PACER INTERNATIONAL, INC.

(Exact name of registrant as specified in its charter)

Commission file number 000-49828

Tennessee

(State or other jurisdiction of incorporation)

62-0935669

(I.R.S. employer identification no.)

2300 Clayton Road, Suite 1200

Concord, CA 94520

Telephone Number (877) 917-2237

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(b) (c) Effective May 30, 2007, Jeffery R. Brashares, who has been serving as Vice Chairman, Commercial Sales of Pacer International, Inc. (the "Company"), has been promoted to Chief Operating Officer - Logistics Segment, succeeding Alex M. Munn, who has resigned in connection with a termination without cause under his employment agreement.

Mr. Brashares' biographical information is presented in Part I of the Company's Annual Report on Form 10-K for the fiscal year ended December 29, 2006 under the heading "Executive Officers of the Registrant" and is incorporated herein by reference.

Mr. Brashares is a party to an employment agreement with the Company dated as of March 1, 2003, which continues in effect until terminated upon notice from the Company or Mr. Brashares as provided in the agreement. The minimum annual base salary under the agreement is $250,000, and his current base salary is set at $300,000. Under the agreement, Mr. Brashares is eligible for an annual performance bonus ranging up to 50% of his annual base salary subject to the satisfaction of Board-approved performance criteria contained in our performance bonus plan for that year. The actual amount of the annual performance bonus for a given year, if any is granted, is set by the Board, and the performance bonus plan for any year may be changed from time to time by the Board. If Mr. Brashares' employment is terminated for any reason, he would be entitled to receive the unpaid portion of his base salary through the termination date, reimbursement for expenses incurred before the termination date, and unpaid amounts earned before the termination date under benefit programs in which he participated before the termination. In addition, if his employment is terminated by the Company without "cause," as defined in the agreement, he would be entitled to continued base salary for a period of twelve months following the termination and to a pro-rata bonus for the year in which the termination occurred. Under the agreement, in order to be entitled to severance payments, Mr. Brashares has agreed to not disclose the Company's confidential business information and trade secrets and to grant and assign inventions to the Company and during the severance period, not to (1) participate in a business that competes with the Company, (2) deal in a competitive manner with any customer of the Company or (3) solicit the Company's officers, directors or agents to become any officer, director or agent of Mr. Brashares, his affiliates or anyone else.

In 2006, Mr. Brashares was awarded 8,000 shares of restricted stock under the Company's 2006 Long Term Incentive Plan which was approved by the Company's stockholders in May 2007. The restricted stock vests in equal 25% increments over a four-year period, with the first 25% vesting on June 1, 2007, subject as to a given increment to Mr. Brashares' continued employment with the Company on the applicable vesting date.

The termination of Mr. Munn's employment will be effective as of June 18, 2007. Information about Mr. Munn's employment agreement and compensation payable upon termination without cause is set forth in the Company's proxy statement for the 2007 annual meeting of shareholders filed with the Securities and Exchange Commission on March 9, 2007 under the headings "Potential Payments upon Termination or a Change in Control" and "Employment and Related Agreements", and such information regarding Mr. Munn is incorporated herein by reference.

Mr. Brashares' employment agreement is filed as Exhibit 10.37 to the Company's Annual Report on Form 10-K for the fiscal year ended December 27, 2002, and Mr. Munn's employment agreement is filed as Exhibit 10.1 to the Company's Current Report on Form 8-K dated March 7, 2005, both of which are hereby incorporated by reference.

ITEM 8.01. Other Events

As part of its ongoing succession planning initiatives, the Company has been in discussions with Lawrence C. Yarberry, the Company's Executive Vice President and Chief Financial Officer, who turned 65 in May 2007 and is considering retiring from the Company. Mr. Yarberry has not yet made a decision or given the Company any notice in this regard. Mr. Yarberry has assured the Company; however, that any retirement decision would be subject to and would only becomes effective after the identification of a successor and the satisfactory transition of responsibilities. The Company has retained the services of an executive search firm to identify and assist in evaluating potential successors as chief financial officer, including both internal and external candidates.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PACER INTERNATIONAL, INC.

A Tennessee Corporation

Dated: June 1, 2007

By: _/s/_ Michael E. Uremovich

Michael E. Uremovich

Chairman and Chief Executive Officer